EXHIBIT 23.4

The Board of Directors
Linn Energy, LLC

        We consent to the use of our report included herein, dated April 30, 2005, with respect to the statements of revenues and direct operating expenses of Westar Energy, Inc., Pentex Energy, Inc., and Seahorse Exploration, Inc., interests acquired by Linn Energy, LLC for the nine months ended December 31, 2003 and the nine months ended September 30, 2004.

        We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ ELMS, FARIS & COMPANY, LLP
December 12, 2005 Midland, Texas